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                                                                                                                       Exhibit 12.1
                                                                                                                         3/18/2003
                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2002


                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                         Ended
                                                                                                                         December
                                                       --------------------------------------------------------------------------
                                                                1998          1999         2000              2001          2002
                                                                ----          ----          ----             ----          ----
                                                           -------------------------Thousands of Dollars-------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before Income Taxes                        $    89,356      $ 86,515      $   82,607      $   89,716      $  104,397
  Interest expense, net of amounts capitalized               25,556        26,861          28,085          25,034          31,452
  Distributions on preferred securities of subsidiary         6,034         6,200           6,200           6,477           8,524
      AFUDC - Debt funds                                          0             0             440           2,510           1,392
                                                        -----------      --------      ----------      ----------      ----------
         Earnings as defined                            $   120,946      $119,576      $  117,332      $  123,737      $  145,765
                                                        ===========      ========      ==========      ==========      ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $    19,718      $ 21,375      $   22,622      $   24,520      $   28,815
   Interest on affiliated loans                                   0             0               0             396             629
   Interest on interim  obligations                           1,190         2,371           2,804             768             446
   Amort of debt disc, premium  and expense, net              2,100         1,989           2,047           2,059           2,591
   Other interest  charges                                    2,548         1,126           1,052            (199)            363
  Distributions on preferred securities of subsidiary         6,034         6,200           6,200           6,477           8,524
                                                        -----------      --------      ----------      -----------     ----------
         Fixed charges as defined                       $    31,590      $ 33,061      $   34,725      $   34,021      $   41,368
                                                        ===========      ========      ==========      ===========     ==========



RATIO OF EARNINGS TO FIXED CHARGES                            3.83           3.62            3.38            3.64            3.52
                                                              ====           ====            ====            ====            ====

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